Exhibit 10.1

May 14, 2024

Gary Steele

Dear Gary,

I’m delighted to offer you a new role at Cisco, where you’ll continue as part of 80,000+ people who change the way the world works, lives, plays, and learns! But our edge doesn’t come from our world-changing technology, it comes from our people. People just like you.

If you decide to accept this offer, we offer something exceptional - it’s called Our People Deal. It is all about what Cisco will offer you, and what we ask of you in return. Below you’ll find the beginning of what Cisco has for you.

We’re offering you an exempt position as President at grade level 101. You’ll report solely and directly to me, Chuck Robbins and your principal location of employment will be in our San Francisco office. You will have duties and authorities consistent with such title.

When you’ll start

We’re planning for you to continue employment under the terms of this offer letter, effective on May 15, 2024 (start date), or another date we agree for you to transition to your new role under this offer letter.

What you’ll be paid

•	Your salary will be USD $1,000,000 per year (“Annual Salary”), which equals USD $38,461.54, paid every other week.

•

Until you onboard with Cisco, which is currently expected to occur as soon as practicable in the fourth quarter of Cisco’s FY2024 fiscal year, (the “Onboard Date”). You will continue to participate in the executive incentive bonus plan sponsored by Splunk Inc., a Delaware corporation until your Onboard date. After the Onboard Date, you will be eligible to participate in the Executive Incentive Plan. Your Bonus Target under the Executive Incentive Plan is 160% of your Annual Salary (“Target Annual Bonus”).

•	You will be eligible to participate in the Deferred Compensation Plan and you will receive enrollment materials after the Onboard Date.

•

Management will recommend that the Compensation and Management Development Committee of the Cisco Systems, Inc. Board of Directors (the “Committee”) approve for you a fiscal 2025 refresh equity award with an approximate grant date fair value of USD $18,000,000, and a fiscal 2025 transformational performance-based restricted stock unit award with an approximate grant date fair value of USD $2,500,000. The 2025 awards will be granted at the same time the fiscal 2025 refresh equity awards are granted to similarly situated executives (typically granted in September), subject to you remaining actively employed by Cisco on such grant date and further subject to the same terms and conditions of the fiscal 2025 refresh equity awards to similarly situated executives.

•

In future fiscal years, you will be annually considered by the Compensation Committee for equity award grants generally consistent with the methodology applicable to other Cisco executives at your grade.

•

You were granted a cash retention bonus in connection with Cisco’s acquisition of Splunk, Inc. (the “Acquisition”) in the amount of USD $15,000,000 (“Retention Bonus”), which will remain subject to your retention bonus award agreement attached as Exhibit A hereto (your “Retention Bonus Agreement”); provided that references therein to your “employment agreement” are hereby amended to refer to this offer letter.

•

The unvested cash awards you received upon conversion of your Splunk equity awards in the Acquisition (the “Unvested Cash Awards”) will vest in accordance with the existing terms of such awards, with all Unvested Cash Awards (other than those received upon conversion of the Splunk equity award granted on February 27, 2024) vesting on the earlier of March 18, 2025 or your earlier Good Leaver Termination (as defined in Appendix A attached hereto).

•	The Company shall reimburse you or pay directly your reasonable legal fees incurred in connection with this offer.

Severance

In the event of a Good Leaver Termination that occurs during the Protection Period (as defined in Appendix A), you will be entitled to severance payments as outlined and subject to the terms and conditions set forth in Appendix A.

What happens next?

Gary, please signify your acceptance of our offer by signing and emailing this offer letter to [***] – [***] on May 14, 2024.

Get in touch if you have any questions. Reach out to me personally, or your recruiter, who is also a great source of information. It’s been a pleasure getting to know you, Gary. I look forward to having you continue on our team!

Chuck Robbins

Chief Executive Officer

A few last things to note

This offer is not a guarantee. While we certainly hope that you’ll have a long and successful career with us, employment with Cisco is employment at-will. That means both you and Cisco can end the employment relationship at any time, with or without cause or notice.

In accepting this offer, you agree to everything specified in this letter, not to what your recruiter, hiring manager, or others at Cisco may have communicated before. This offer letter, your Retention Bonus Agreement attached hereto, as modified by this offer letter, the documents evidencing your Unvested Cash Awards, the following documents you previously signed: the Cisco Proprietary Information and Inventions Assignment Agreement, the Technology Transfer Assessment, the Arbitration Agreement, the Immigration Sponsorship Questionnaire, the Voluntary Self-Identification Form, the Cisco Code of Business Conduct, and the Non-Competition Agreement will be the entire agreement between you and Cisco relating to your employment. In addition, any confidential/proprietary/trade secrets information and inventions agreement(s) between you and Cisco, Splunk, or any predecessor, will remain in effect as it pertains to subject matters existing prior to your start date. At all times during your employment, you agree to abide in all material respects by Cisco’s employment policies and procedures, as such policies and procedures are in effect. If any policy or procedure conflicts with any express term of this offer letter, the offer letter will control. Except as provided for here, this offer letter supersedes and replaces any prior verbal or written agreements between you and Cisco, including without limitation your employment agreement dated September 20, 2023.

Parachute payments

Notwithstanding anything set forth herein to the contrary, if any payment or benefit that you would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be canceled in the reverse order of the date of grant of your equity awards.

Cisco will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. Cisco will request that the firm provide detailed supporting calculations both to Cisco and you prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to you at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. Cisco and you will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. Cisco will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and you, and Cisco will have no liability to you for the determinations of the firm.

Once you’ve signed it, the terms of this agreement can only change if there is subsequent written agreement from Cisco signed by you.

Sign here to signify you accept this offer on the terms above:

/s/ Gary Steele	15 May 2024
Gary Steele	Date
Start Date: May 15, 2024

The Following must be returned for your acceptance to be complete:

[Signature Page to Offer Letter]

Appendix A

Severance

If any of the following events (each, a “Good Leaver Termination”) occurs during the period beginning on your start date and ending on the eighteen (18) month anniversary of the closing of the Acquisition (the “Protection Period”):

•	Cisco terminates your employment without “Cause” (as defined below),

•	you resign your employment with “Good Reason” (as defined below),

•	in the event of your death or “Permanent Disability” (as defined below), or

•

you voluntarily terminate active employment effective following the first anniversary of the Closing Date (provided you provide at least ninety (90) days’ prior written notice prior to ceasing active employment (i.e., notice period is not intended to constitute (“garden leave”)), and you (or your estate/beneficiaries or representatives, if applicable) deliver to Cisco a signed release agreement (the “Release”), and satisfy all conditions to make the Release effective within sixty (60) days following your termination (or such shorter period required by Cisco), then no later than the sixty-first (61st) day following your termination (provided that, in the event that the potential payment period spans two (2) taxable years, the payment will be made in the second (2nd) taxable year), Cisco will pay you a lump sum equal to: (a) the sum of (i) twenty-four (24) months of your monthly Annual Salary plus (ii) two (2) times 160% of your Annual Salary plus (iii) a pro-rated Target Annual Bonus (based on the number of days to have elapsed in the applicable performance period as of your termination divided by the number of days in the full performance period (less any portion of the Target Annual Bonus that has already been paid)), less applicable deductions, as cash severance; and (b) the premiums required to continue your group health care coverage for a period of eighteen (18) months following your termination, under the applicable provisions of COBRA for you and your eligible dependents at the same level and for the same eligible dependents covered as of your termination date which will be “grossed up” to cover taxes. If you choose and are eligible to continue your health coverage through COBRA, you are solely responsible for timely election of COBRA continuing coverage and for making all COBRA premium payments. Any severance payments following a Good Leaver Termination shall not take into account reductions to Annual Salary.

After the expiration of the Protection Period, you will be eligible for severance benefits in accordance with any of Cisco’s then-applicable agreements and/or policies and the definitions of “Cause,” “Good Reason,” and “Permanent Disability” that apply to any termination payments or benefits to which you may be entitled will have the meaning ascribed to such term in Cisco’s applicable agreements and/or policies.

For purposes of determining whether a Good Leaver Termination occurred during the Protection Period, the following definitions will apply:

•

“Cause” will mean a termination for any of the following reasons: (i) your continued refusal to perform your duties to Cisco or its affiliates (other than due to your death or physical or mental infirmity ) after a written demand has been delivered to you by Cisco’s Chief Executive Officer or the Board (and which refusal continues for at least sixty (60) calendar days following such demand); (ii) your engaging in an act of gross negligence or willful and material misconduct in the performance of your employment obligation and duties; (iii) your being convicted of, or a plea of no contest to, a felony; (iv) your committing an act of fraud against, or willful misappropriation of property belonging to Cisco or its affiliates; or (v) your material breach of this offer letter, the Non- Competition Agreement between you and Cisco dated September 20, 2023, the Cisco Code of Business Conduct, or the Proprietary Information and Inventions Assignment Agreement between you and Cisco dated November 19, 2023. In the event of a termination for “Cause” during the Protection Period, Cisco will provide written notice of the reason for termination in the case of any termination for “Cause” and you shall have, in the case of (v) above, not less than sixty (60) calendar days following such notice to cure such breach, if curable. No action or inaction shall be treated as willful unless done or not done in bad faith and without a reasonable belief such action or inaction was in the best interests of Cisco or its affiliates. Any action or inaction based upon instruction from a more senior executive of Cisco or the Board or based upon advice of counsel to Cisco or any of its affiliates shall not constitute Cause. You shall not be terminated for Cause absent a majority resolution from the Board.

•

A resignation with “Good Reason” will occur if you resign your employment on the occurrence of any of the following events: (1) your then-current annual base salary is reduced by Cisco by 10% or more below the amount specified in this offer letter (other than an equivalent percentage reduction in annual base salaries that applies to Cisco executives generally); (2) a material change, adverse to you, in your title or any requirement that you report to any person(s) other than Chuck Robbins; (3) a material breach by Cisco of any payment obligation under this offer letter; or (4) notice that you must relocate to a facility or location more than thirty (30) miles from your then-current work location; provided, however, that with respect to each occurrence, you must (a) within ninety (90) days following your knowledge of its occurrence, deliver to Cisco a written explanation specifying the specific basis for your belief that you are entitled to terminate your employment for Good Reason, (b) give Cisco an opportunity to cure any of the foregoing within thirty (30) days following delivery of such explanation and (c) provided Cisco has failed to cure any of the foregoing within such thirty (30) day cure period, terminate your employment within thirty (30) days following expiration of such cure period.

•

“Permanent Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve (12) months or more. A determination of such Permanent Disability will be made in accordance with Cisco policy.

Exhibit A

Retention Bonus Agreement

Execution Version

CISCO SYSTEMS, INC.

NOTICE OF GRANT OF

ACQUISITION RETENTION BONUS

Notice is hereby given of the following retention bonus (the “Award”), which is payable by Cisco Systems, Inc., a Delaware corporation (the “Company”), subject to the terms and conditions set forth herein:

Specified Employee:	Gary Steele
Grant Date:	March 20, 2024
Type of Award:	Cash Retention Bonus
Retention Bonus Value:	US$15,000,000
Vesting Commencement Date:	Closing Date

Vesting Schedule.

So long as Specified Employee continues in Employment through each Vesting Date, the Award shall vest in accordance with the following schedule: one-third (1/3) of the total amount of the Award granted pursuant to this Notice shall vest on the one (1)-year anniversary of the Vesting Commencement Date and two-thirds (2/3) of the total amount of the Award granted pursuant to this Notice shall vest in equal quarterly installments over the immediately following two (2)-year period ending on the third (3rd) anniversary of the Vesting Commencement Date (each such date, a “Vesting Date”).

In no event shall the Award continue to vest after Specified Employee’s Employment has terminated or Specified Employee fails to satisfy any of the Conditions; provided that, if Specified Employee’s Employment terminates as a result of a Good Leaver Termination (as defined in Specified Employee’s employment agreement with the Company dated September 20, 2023) that occurs prior to the first (1st) anniversary of the Closing Date, one-third (1/3) of the Award shall vest as of such termination, subject to the terms of the employment agreement. However, Specified Employee will be paid for vested but unpaid benefits within two full pay cycles following termination of Employment.

Notwithstanding anything to the contrary in this Notice or the Agreement, in the event the Agreement and Plan of Merger by and among the Company, Spirit Merger Corp. and Splunk Inc. (“Splunk”), dated as of September 20, 2023, is terminated prior to the closing of the acquisition of Splunk (the “Acquisition”), then the Award shall be of no force and effect, shall not be payable, and shall expire on the first business day following such termination.

For purposes of this Notice, “Employment” means employment with the Company or any of its parents, subsidiaries or affiliates including, following the closing of the Acquisition, Splunk, in accordance with the terms of Specified Employee’s employment agreement.

Should Specified Employee request a reduction to Specified Employee’s work commitment to less than thirty (30) hours per week, then the Administrator shall have the right to extend the period over which the Award shall thereafter vest. The decision whether to approve Specified Employee’s request for any reduced work commitment shall be at the sole discretion of the Administrator. However, in no event shall the Vesting Schedule for the Award be extended in a manner that violates applicable law or results in the imposition of taxation under Code Section 409A of the Internal Revenue Code of 1986, as amended, for

U.S. taxpayers, as applicable. For purposes of this Notice and the Agreement, “Administrator” shall mean the Company’s Board of Directors (the “Board”) or a designated committee thereof. Unless the Board provides otherwise, the Company’s Compensation & Management Development Committee shall be the designated committee.

Specified Employee agrees to be bound by the terms of the Award as set forth in this Notice and the Agreement attached hereto.

No Employment Contract. Nothing in this Notice or in the attached Agreement shall confer upon Specified Employee any right to continue in Employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent, subsidiary or affiliate company employing Specified Employee) or of Specified Employee, which rights are hereby expressly reserved by each, to terminate Specified Employee’s Employment at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice and the Acquisition Retention Bonus Plan and Agreement (the “Agreement”) attached hereto.

[Signature Page Follows]

By their signatures below, the Company and Specified Employee agree that the Award is governed by this Notice and the Agreement, which is attached and made a part of this document. Specified Employee acknowledges receipt of the Agreement, represents that Specified Employee has read and is familiar with its provisions, and hereby accepts the Award subject to all of its terms and conditions.

CISCO SYSTEMS, INC.

/s/ Greg Tesimale
Greg Tesimale
Senior Director, People & Communities

SPECIFIED EMPLOYEE

/s/Gary Steele
[Signature]
Gary Steele
Executive Vice President

03/20/2024
[DATE SIGNED]

ACQUISITION RETENTION BONUS

PLAN AND AGREEMENT

Recitals

A. Specified Employee is to render valuable employment services to the Company (or a parent, subsidiary, or affiliate thereof).

B. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or the attached Notice of Grant of Acquisition Retention Bonus (the “Notice”).

Agreement

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Retention Bonus. The Company hereby grants to Specified Employee, as of the Grant Date, the Award, which represents a conditional right of Specified Employee to receive a payment in the form of cash based on the Retention Bonus Value specified in the Notice.

2. Payment of Retention Bonus. Within two full pay cycles from each Vesting Date, the Company (or a parent, subsidiary, or affiliate thereof, as applicable) shall make a cash payment under the Award with respect to that portion of the Award that vested on such Vesting Date, subject to applicable withholdings related to Tax-Related Items. The amount payable as of each Vesting Date shall be a non-variable amount equal to (x) that portion of the Award’s Retention Bonus Value vesting on such Vesting Date multiplied by (y) the applicable currency exchange rate for the country in which Specified Employee resides, if Specified Employee resides outside of the United States, as reported in the Wall Street Journal at https://www.wsj.com/market-data/currencies/exchangerates for the trading day immediately preceding the Closing Date. Prior to the time that the Award is paid upon vesting, Specified Employee shall have no rights other than those of a general creditor. The Award represents an unfunded and unsecured obligation.

3. Acceptance of Agreement. Specified Employee must expressly accept the terms and conditions of the Award as set forth in the Notice and this Agreement by signing or otherwise accepting and returning the Notice within ninety (90) days after the Company sends the Notice and Agreement to Specified Employee. If Specified Employee does not accept the Award in the manner instructed by the Administrator, the Award will be subject to cancellation.

4. Non-Transferability. The Award shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, with respect to any portion of the Award that has vested prior to Specified Employee’s death but before the cash payment with respect to such vested amount was made, Specified Employee may designate one or more death beneficiaries whom may receive payment under this Award with respect to such vested amount by timely filing the prescribed form with the Administrator. A death beneficiary designation may be changed by filing the prescribed form with the Administrator at any time before Specified Employee’s death. If no death beneficiary was designated or if no designated death beneficiary survives Specified Employee, then after Specified Employee’s death any unpaid cash attributable to the vested portion of the Award shall be transferred or distributed to Specified Employee’s estate.

5. Termination of Employment. In the event of the termination of Specified Employee’s Employment for any reason (whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where Specified Employee is employed, or the terms of Specified Employee’s employment agreement, if any), the unvested portion of the Award (if any) shall be immediately forfeited without consideration; provided that, if Specified Employee’s Employment terminates as a result of a Good Leaver Termination that occurs prior to the first (1st) anniversary of the Closing Date, one-third (1/3) of the Award shall vest as of such termination, subject to the terms of the employment agreement. For purposes of the preceding sentence, Specified Employee’s right to vest in the Award will terminate effective as of the date of Specified Employee’s termination of Employment.

6. Taxes. Regardless of any action the Administrator or Specified Employee’s employer takes with respect to any and all income tax, social taxes or insurance contributions, payroll tax, payment on account or other tax-related items related to the Award and legally payable by Specified Employee (“Tax-Related Items”), Specified Employee acknowledges that the ultimate liability for all Tax-Related Items with respect to the Award is and remains Specified Employee’s responsibility and may exceed the amount actually withheld by the Administrator or the employer. Specified Employee further acknowledges that the Administrator and/or the employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or payment thereunder; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of the Award to reduce or eliminate Specified Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Specified Employee becomes subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, Specified Employee acknowledges that the Administrator and/or the employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

7. Tax and Legal Advice. The holder of this Award represents, warrants and acknowledges that neither the Company nor the employer has made any warranties or representations to such holder with respect to any Tax-Related Items, legal or financial consequences of the transactions contemplated by this Agreement, and the holder is in no manner relying on the Administrator, the employer or the Administrator’s or the employer’s representatives for an assessment of such consequences. THE HOLDER OF THIS AWARD UNDERSTANDS THAT THE LAWS AND REGULATIONS GOVERNING THIS AWARD ARE SUBJECT TO CHANGE. THE HOLDER OF THIS AWARD SHOULD CONSULT THE HOLDER’S OWN PROFESSIONAL TAX, LEGAL AND FINANCIAL ADVISOR REGARDING THE AWARD. THE HOLDER UNDERSTANDS THAT NEITHER THE COMPANY NOR ANY PARENT COMPANY, SUBSIDIARY OR AFFILIATE IS PROVIDING ANY TAX, LEGAL, OR FINANCIAL ADVICE, NOR IS THE ADMINISTRATOR OR THE EMPLOYER MAKING ANY RECOMMENDATION REGARDING HOLDER’S ACCEPTANCE OF THIS AWARD. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX OR OTHER PENALTIES.

8. Successors and Assigns. Subject to the limitations set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Specified Employee, Specified Employee’s assigns and the legal representatives, heirs and legatees of Specified Employee’s estate.

9. Notices. Any notice required to be given or delivered to the Administrator under the terms of this Agreement shall be in writing and addressed to the Administrator at its principal corporate offices. Any notice required to be given or delivered to Specified Employee shall be in writing and addressed to Specified Employee at the address maintained for Specified Employee in the Administrator’s records. All notices shall be deemed sufficient when delivered personally or sent by confirmed mail.

10. Construction. The Notice, this Agreement, and the Award evidenced hereby constitute the entire agreement between Specified Employee and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter hereof. All decisions of the Administrator with respect to any questions or issues arising under the Notice or this Agreement shall be conclusive and binding on all persons having an interest in this Award. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States for the Northern District of California and no other courts.

12. Leave of Absence. Unless otherwise determined by the Administrator and except as would be prohibited or otherwise required by any applicable law, rule or regulation or would result in adverse legal or tax consequences, the following provisions shall apply upon Specified Employee’s commencement of an authorized leave of absence:

(a) The Vesting Schedule in effect for any outstanding portion of the Award held by Specified Employee at the time of Specified Employee’s commencement of an authorized leave of absence shall continue in effect and Specified Employee shall continue to vest in accordance with the Vesting Schedule during the period Specified Employee remains on such authorized leave of absence; provided that, in no event shall Specified Employee be entitled to vest for more than 90 days of authorized leaves of absence during any rolling 12-month period (the “LOA Limit”).

(b) If Specified Employee exceeds the LOA Limit during any rolling 12-month period, any then-unvested portion of the Award held by such Specified Employee shall be suspended immediately following the expiration of the LOA Limit and any unvested portion of the Award shall not vest during the remainder of the rolling 12-month period. Upon return from Specified Employee’s authorized leave of absence, the Vesting Schedule shall be extended by the number of days by which Specified Employee has exceeded the LOA Limit.

13. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

14. Personal Data Protection. Specified Employee hereby acknowledges the following:

(a) The Company (“Data Controller”) collects and processes Specified Employee’s personal data, including, but not limited to, Specified Employee’s name, home address and telephone number, date of birth, social insurance number (or any other social or national identification number), salary, nationality, job title, residency status, or directorships, details of all awards or any other entitlements that may have been awarded, canceled, vested, unvested or outstanding (“Personal Data”) for the purpose of implementing, administering and managing Specified Employee’s Award (“Purpose”). The legal basis for such processing is the performance of the employment contract between Specified Employee and the Data Controller.

(b) The legal basis for the processing of Personal Data is that the processing is necessary for the performance of a contract to which Specified Employee is a party (namely, this Agreement).

(c) In order to fulfil the Purpose, Personal Data may be communicated to authorized persons working for the Data Controller (including the Administrator), any of its parent companies, subsidiaries or affiliates, or to any third parties assisting in the implementation, administration and management of Specified Employee’s Award (“Recipients”).

(d) Some Recipients may be located outside of the country in which Specified Employee resides in a territory not affording a sufficient level of personal data protection, in particular, in the United States. Prior to transferring Personal Data to any of such Recipients, the Data Controller shall ensure that all necessary safeguards are implemented so as to protect the confidentiality and the security of Personal Data, in particular by executing standard contractual clauses.

(e) Personal Data will be held only as long as is necessary for the fulfillment of the Purpose, i.e. for 5 years following the last vesting date.

(f) Subject to the conditions provided by applicable law, Specified Employee is entitled to obtain information on the Personal Data which is being processed in Specified Employee’s respect by the Data Controller or on its behalf, to object to processing of such Personal Data, to make use of Specified Employee’s right to data portability, to have Specified Employee’s Personal Data rectified or deleted, to have the processing of Specified Employee’s Personal Data restricted, as well as to provide specific instructions to the Data Controller as to the manner in which Specified Employee would like Specified Employee’s Personal Data to be dealt with post mortem. Any queries or requests regarding Specified Employee’s Personal Data should be made in writing to the Company’s representative relating to the Award, who may be contacted at: https://cisco.service-now.com/helpzone. Specified Employee can also lodge a complaint with the relevant data protection authority in Specified Employee’s country of residence. These rights can be exercised by submitting a written request to Specified Employee’s local human resources representative.

15. No Entitlement or Claims for Compensation.

(a) Specified Employee’s rights, if any, in respect of or in connection with this Award is derived solely from the discretionary decision of the Company to permit Specified Employee to benefit from a discretionary award. By accepting this Award, Specified Employee expressly acknowledges that there is no obligation on the part of the Administrator to grant any additional Awards to Specified Employee or benefits in lieu of such Awards, even if Awards have been granted in the past. All decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Administrator.

(b) The Award is an extraordinary item of remuneration and not intended to replace any pension rights or compensation and is not to be considered compensation of a continuing or recurring nature, or part of Specified Employee’s normal or expected compensation, and in no way represents any portion of Specified Employee’s salary, compensation or other remuneration for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer or any parent, subsidiary or affiliate thereof, except to the extent required by applicable law. The value of the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, the employer or any parent, subsidiary or affiliate thereof and which is outside the scope of Specified Employee’s written employment agreement, if any, and, therefore it will not be, nor be deemed to be, earned, accrued or gained monthly, quarterly, semi-annually, annually or other than on a one-time only basis under the terms of this Award.

(c) Specified Employee acknowledges that Specified Employee is voluntarily participating in the Award.

(d) This Award shall not give Specified Employee a right to remain in an employment relationship with the Company or a parent, subsidiary or affiliate thereof. The employer reserves the right to terminate Specified Employee’s Employment at any time, with or without cause, and for any reason.

(e) The grant of the Award will not be interpreted to form an employment contract with the Company.

(f) Specified Employee also understands that none of the Company, the employer or any parent, subsidiary or affiliate thereof is responsible for any foreign exchange fluctuation between Specified Employee’s local currency and the United States Dollar that may affect the value of this Award.

(g) Except as otherwise provided in the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of Specified Employee’s Employment by the Company or any of its parents, subsidiaries or affiliates (for any reason whatsoever and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where Specified Employee is employed, or the terms of Specified Employee’s employment agreement, if any) and, in consideration of the grant of this Award to which Specified Employee is not otherwise entitled, Specified Employee irrevocably agrees never to institute any such claim with respect to the Award against the Company or its parents, subsidiaries or affiliates, waive Specified Employee’s ability, if any, to bring any such claim, and release the Company and its parents, subsidiaries and affiliates from any such claim; if notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting this Award, Specified Employee shall be deemed irrevocably to have agreed to not pursue such claim and agree to execute any and all documents necessary to request the withdrawal of such claim.

(h) Specified Employee agrees that Specified Employee’s rights hereunder (if any) shall be subject to set-off for any valid debts Specified Employee owes the Company or its parents, subsidiaries or affiliates.

(i) Unless otherwise provided by the Administrator in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for in connection with any corporate transaction affecting the Company’s ordinary shares.

16. Electronic Delivery. The Administrator may, in its sole discretion, decide to deliver any documents related to the Award by electronic means. Specified Employee hereby consents to receive such documents by electronic delivery and agrees to utilize, with respect to the Award, an on-line or electronic system established and maintained by the Administrator or a third party designated by the Administrator.

17. Language. If this Agreement is translated into a language other than English and the meaning of the translated version is different from the English version, the English version will take precedence.

18. Imposition of Other Requirements. The Administrator reserves the right to impose other requirements on the Award to the extent the Administrator determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award. Specified Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Specified Employee acknowledges that the laws of the country in which Specified Employee is working at the time of grant, vesting or payment under the Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Specified Employee to additional procedural or regulatory requirements that Specified Employee is and will be solely responsible for and must fulfill.

19. Administrator Policies. The Award shall be subject to any special terms and conditions set forth in any applicable policy (and any amendments thereto) that the Administrator (or a designee of the Administrator) has adopted or will adopt in the future, including, but not limited to, any policy related to the vesting or transfer of cash awards so long as such terms and conditions are not inconsistent with the terms of the Award or Specified Employee’s employment agreement or add new covenants or obligations upon Specified Employee.